Exhibit B
Joint Filing Agreement
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a beneficial ownership statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value HK$0.10 per share, of China Unicom (Hong Kong) Limited, a corporation organized under the laws of Hong Kong, and further agrees that this Joint Filing Agreement be included as an exhibit to the Schedule 13D and each such amendment thereto, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

China United Telecommunications		China United Telecommunications
Corporation		Corporation Limited

By:	/s/ Chang Xiaobing	By:	/s/ Chang Xiaobing

	Name: Chang Xiaobing Title: Chairman		Name: Chang Xiaobing Title: Chairman
	Date: October 27, 2008		Date: October 27, 2008

China Unicom (BVI) Limited

By:	/s/ Chang Xiaobing

Name: Chang Xiaobing Title: Director
Date: October 27, 2008

China Network Communications		China Netcom Group Corporation
Group Corporation		(BVI) Limited

By:	/s/ Zuo Xunsheng	By:	/s/ Zuo Xunsheng

	Name: Zuo Xunsheng		Name: Zuo Xunsheng
	Title: Deputy General Manager		Title: Director
	Date: October 24, 2008		Date: October 24, 2008